                                                                   Exhibit 99.2
                              [CONCENTRA LETTERHEAD]


                                                          FOR IMMEDIATE RELEASE


          Contact:
          Joseph F. Pesce, EVP and CFO
          Concentra Managed Care, Inc.
          (617) 367-2163, Ext. 5101


CONCENTRA MANAGED CARE, INC. ANNOUNCES THE SALE OF $200 MILLION OF CONVERTIBLE SUBORDINATED NOTES


     Boston, MA (March 11, 1998)--Concentra Managed Care, Inc. (Nasdaq/NM:CCMC) announced Wednesday the sale of a new issue of $200 million aggregate principal amount of 4.50% Convertible Subordinated Notes due March 15, 2003 (the "Notes").

     The Notes will be convertible into the Company's common stock, at the option of the holder, at a conversion price of $41.25 per share, representing a conversion premium of 25% over yesterday's closing price. The Notes have been sold through a private placement under Rule 144A of the Securities Act of 1933 ("the Act"), as amended.

     The Company intends to use the proceeds from the sale of the Notes to repay existing debt and for general corporate purposes.

     Neither the Notes nor the common stock issuable upon conversion have been registered under the Act and may not be offered or sold in the United States except pursuant to an effective registration or an applicable exemption from the registration requirements of the Act and applicable state laws.

     This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering would be unlawful.

     Concentra Managed Care, Inc. is the leading provider of fully-integrated care management and cost-containment services to the workers' compensation and auto-injury marketplace. The Company's continuum of services are provided through its network of 140 occupational health centers, 123 field case management offices and 83 specialty cost-containment locations.